Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of South Mountain Merger Corp. (the “Company”) on Form S-1 of our report dated May 3, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of South Mountain Merger Corp. as of April 19, 2019 and for the period from February 28, 2019 (inception) through April 19, 2019 appearing in the Registration Statement on Form S-1, as amended (File No. 333-231881) of South Mountain Merger Corp.

/s/ Marcum llp

Marcum llp
New York, NY
June 19, 2019